Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

February 9, 2010

Toreador Resources Corporation

c/o Toreador Holding SAS

9 rue Scribe

75009 Paris, France

Ladies and Gentlemen:

We have acted as counsel to Toreador Resources Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offer and sale of 3,450,000 shares of common stock, par value $0.15625 per share (the “Shares”), pursuant to the Registration Statement filed on Form S-3 (File No. 333-163067) with the Securities and Exchange Commission (the “SEC”) on November 12, 2009, as amended on December 16, 2009 (the “Shelf Registration Statement”) and the related prospectus contained in the Shelf Registration Statement, as supplemented by the final prospectus supplement relating to the sale of the Common Stock, dated February 9, 2010 and filed with the SEC pursuant to Rule 424 under the Securities Act of 1933, as amended (as so supplemented, the “Prospectus”).  The Shares are being offered and sold pursuant to the underwriting agreement, dated February 9, 2010, by and among the Company, RBC Capital Markets Corporation and Thomas Weisel Partners LLC (the “Underwriting Agreement”).

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Underwriting Agreement (ii) a copy of the restated certificate of incorporation and bylaws of the Company, (iii) relevant resolutions adopted by the Company’s Board of Directors and the Pricing Committee thereof; (iv) the Shelf Registration Statement and the Prospectus and (v) such other documents, records, papers, statutes, authorities and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined.  In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.  With respect to certain factual matters, we have relied upon statements and certificates of an officer of the Company and public officials.

A.  Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1.             The Shares have been duly and validly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

B.  The foregoing opinions are subject to the following assumptions, qualifications and exceptions:

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations.  We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed with the SEC by the Company on February 11, 2010, which is incorporated by reference into the Shelf Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP